Exhibit 99.1

Web.com Re-prices First Lien Debt and Increases Facility to Retire Second Lien Term Loan

JACKSONVILLE, FL – March 4, 2013 – Web.com Group, Inc. (Nasdaq: WWWW) (the “Company”), a leading provider of internet services and online marketing solutions for small businesses, today announced it has increased its first lien credit facility at an improved interest rate, and used the proceeds from the increase to retire its more expensive second lien term loan.

Subject to fulfillment of customary closing conditions, the Company expects to enter into a revised first lien credit facility, which will include a term loan of $660 million at an interest rate of LIBOR plus 3.50%, with a LIBOR floor of 1.00%, as well as a revolving credit facility of $70 million at an interest rate of LIBOR plus 3.25% with no LIBOR floor.

The Company expects to use the proceeds from the increased borrowings under the first lien credit facility to repay in full its second lien term loan, which had a balance of $32 million outstanding on December 31, 2012. The revised first lien credit facility is expected to close later this week. Upon closing, the Company’s aggregate debt balance will be approximately $711.0 million.

Web.com expects annualized cash interest savings attributable to this transaction to be approximately $6-7 million. The Company currently plans to reinvest a majority of the interest savings in sales and marketing activities, which is consistent with management’s stated objective of continuing to accelerate revenue growth, while also delivering strong profitability margins.

“The successful re-pricing of our first lien credit facility and the full repayment of our more expensive second lien term loan further improves our capital structure. It also provides us with the flexibility to further increase investments in growth initiatives, as appropriate, without negatively impacting our bottom line results,” noted David Brown, chairman and chief executive officer of Web.com. “Since closing the Network Solutions acquisition less than 18 months ago, we have reduced the debt balance incurred in connection with that acquisition by $70 million and decreased our effective interest rate from 7.6% to 4.4%, which translates to more than $18 million in annualized cash interest savings.”

The Company also expects to incur approximately $11.4 million in one-time costs in the first quarter, which will be deferred or excluded from non-GAAP results, related to the re-pricing of the first lien credit facility and prepayment of the second lien term loan.

About Web.com

Web.com Group, Inc. (Nasdaq: WWWW) is a leading provider of online marketing for small businesses. Web.com meets the needs of small businesses anywhere along their lifecycle by offering a full range of online services and support, including domain name registration, website design, search engine optimization, internet marketing and local sales leads, social media and mobile solutions, shopping cart software, eCommerce website design and call center services. For more information on the company, please visit http://www.web.com.

Forward-Looking Statements

This press release includes certain "forward-looking statements" including, without limitation, statements regarding the terms for the first lien credit facility, expected savings from the repayment of the second lien term loan and expected size of the future reinvestment in sales and marketing activities are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts.  These statements are sometimes identified by words such as “expects”, “plans”, “will” or words of similar meaning. As a result of the ultimate outcome of such risks and uncertainties, Web.com’s actual results could differ materially from those anticipated in these forward-looking statements.  These statements are based on Web.com’s current beliefs or expectations.  Other risk factors are set forth under the caption, "Risk Factors," in Web.com’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as filed with the Securities and Exchange Commission, which is available on a website maintained by the Securities and Exchange Commission at www.sec.gov.  Web.com expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

Note to Editors: Web.com is a registered trademark of Web.com Group, Inc.

Contact:

Susan Datz Edelman

Web.com (Nasdaq: WWWW)

Director, Investor Relations and Corporate Communications

(904) 680-6909

sedelman@web.com

ICR for Web.com

Brian Denyeau

646-277-1251

Brian.denyeau@icrinc.com